                                                                   Exhibit 99(B)

THIS CALLABLE MITTS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR CALLABLE MITTS SECURITIES IN CERTIFICATED FORM, THIS CALLABLE MITTS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CALLABLE MITTS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CALLABLE MITTS SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-                                                            ,000,000 Units
CUSIP 590188                               (Each Unit representing $10 principal
                                            amount of Callable MITTS Securities)

                           MERRILL LYNCH & CO., INC.
                Callable Market Index Target-Term Securities(R)
                            due September   , 2007
                        based upon Broadband HOLDRS(SM)
                       ("Callable MITTS(R) Securities")

          Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the "Company", which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of
MILLION DOLLARS ($   ,000,000) (the "Principal Amount") plus the Supplemental
Redemption Amount, as defined below, if any, on September    , 2007 (the "Stated
Maturity"), provided that, the Callable MITTS Securities have not been called prior to the Stated Maturity.

          Payment or delivery of the Principal Amount and the Supplemental Redemption Amount, if any, the Call Price (as defined below) and any interest on any overdue amount thereof with respect to this Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

          This Callable MITTS Security is one of the series of Callable Market Index Target-Term Securities due September , 2007 based upon Broadband HOLDRS.

Supplemental Redemption Amount

          The "Supplemental Redemption Amount" with respect to this Callable MITTS Security equals:

                             (Ending Value - Starting Value)
          Principal Amount x (-----------------------------)
                             (       Starting Value        )


provided, however, that in no event will the Supplemental Redemption Amount be
less than zero.  The Starting Value equals         .  The Ending Value will be
determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Calculation Agent") and will equal the value of the Reference Property (as defined below) determined as follows: (A) for any portion of the Reference Property consisting of cash, that cash, plus interest on the amount accruing from and including the date of the payment of that cash to holders of the Reference Property for which that cash was paid to but excluding the Stated Maturity at a fixed interest rate determined on the date of the payment equal to the interest rate that would be paid on a fixed rate senior non-callable debt security of the Company with a term equal to the remaining term for the Callable MITTS Securities as determined by the Calculation Agent; (B) for any portion of the Reference Property consisting of property other than cash or Reference Securities (as defined below), the market value of that property, as determined by the Calculation Agent on the date that the property was delivered to holders of the relevant Reference Property for which the property was distributed plus interest on the amount accruing from and including the date of delivery to but excluding the Stated Maturity at a fixed interest rate determined as described in (A) above; and (C) for any portion of the Reference Property consisting of Reference Securities, the average (arithmetic mean) of the Closing Prices (as defined below) of each such Reference Security determined on each of the first five Calculation Days (as defined below) during the Calculation Period (as defined below). If there are fewer than five Calculation Days in the Calculation Period with respect to any Reference Security, then the Ending Value shall be calculated using the average (arithmetic mean) of the Closing Prices of that Reference Security on those Calculation Days, and if there is only one Calculation Day, then the Ending Value shall be calculated using the Closing Price of that Reference Security on such Calculation Day. If no Calculation Days occur during the Calculation Period with respect to that Reference Security, then the Ending Value shall be calculated using the Closing Price of that Reference Security determined on the last scheduled Trading Day (as defined below) in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below) on that day.

          "Reference Property" initially shall mean one depositary receipt issued by the Broadband HOLDRS Trust ("Broadband HOLDRS"), and shall be subject to adjustment from time to time to reflect the distribution of cash, securities and/or other property in accordance with the adjustment provisions described below under "Dilution and Reorganization Adjustments".

          "Reference Securities" shall mean any securities included in the Reference Property.

          The "Calculation Period" means the period from and including the seventh scheduled Trading Day prior to the Stated Maturity to and including the second scheduled Calculation Day prior to the Stated Maturity.

          "Calculation Day" means, with respect to any Reference Security, any Trading Day (as defined below) during the Calculation Period on which a Market Disruption Event has not occurred.

          "Market Disruption Event" means, for any Reference Security, the occurrence or existence on any Business Day (as defined below) during the one-half hour period that ends when the Closing Price is determined, of any suspension of, or limitation imposed on, trading in that Reference Security on the New York Stock Exchange (the "NYSE"), or other market or exchange, if applicable.

          "Trading Day" means a day on which the American Stock Exchange (the "AMEX"), the NYSE and the NASDAQ National Market System ("NASDAQ NMS") are open for trading.

          "Closing Price" of a Reference Security means, for a Calculation Day the following:

     (a) If the Reference Security is listed on a national securities exchange in the United States, is a NASDAQ NMS security or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), Closing Price means (i) the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which that Reference Security is listed or admitted to trading, or (ii) if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on that day, or (iii) if the last reported sale price is not available pursuant to (i) and (ii) above, the mean of the last reported bid and offer price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on that day as determined by the Calculation Agent.

          The term "NASDAQ NMS security" shall include a security included in any successor to that system and the term "OTC Bulletin Board" shall include any successor service to that service.

     (b) If the Reference Security is not listed on a national securities exchange in the United States or is not a NASDAQ NMS security or included in the OTC Bulletin Board operated by the NASD, Closing Price means the last reported sale price on that day on the securities exchange on which the Reference Security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that day as determined by the Calculation Agent, provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Price shall mean the average, mean, of the last available bid and offer price on that exchange. If the Reference Security is not listed or admitted to trading on any such securities exchange or if the last reported sale price or bid and offer are not obtainable, the Closing Price shall mean the last reported sale price for a transaction which occurred more than four hours prior to when trading in such over-the-counter market typically ends, then the Closing Price shall mean the average, mean, of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in the Reference Security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and that is a day on the NYSE and the AMEX are open for trading.

          All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the Callable MITTS Securities.

Early Call of the Callable MITTS Securities at the Option of the Company

          During the month of September 2006 (the "Call Period"), the Company, in its sole discretion, may elect to call the Callable MITTS Securities, in whole but not in part, before the Stated Maturity by giving notice to the
Trustee on any Business Day within the month of September 2006, at $       per
unit (the "Call Price") and specifying the date on which the Call Price shall be paid (the "Payment Date").

          The Payment Date shall be no later than the twentieth Business Day after the call election. The Trustee will provide notice of the call election to the registered holders of the Callable MITTS Securities, specifying the Payment Date, no less than 15 calendar days prior to the Payment Date.

Dilution and Reorganization Adjustments

          The Reference Property is subject to adjustment if an issuer of any Reference Security shall: (i)pay a stock dividend or make a distribution on that Reference Security in Reference Securities; (ii)subdivide or split the outstanding units of that Reference Security into a greater number of units;
(iii)combine the outstanding units of that Reference Security into a smaller number of units; (iv)issue by reclassification of units of that Reference Security any units of another security of that issuer; (v)issue rights or warrants to all holders of that Reference Security entitling them to subscribe for or purchase shares, in the aggregate, for more than 5% of the number of those Reference Securities outstanding prior to the issuance of the rights or warrants at a price per share less than the then current market price of that Reference Security (other than rights to purchase that Reference Security pursuant to a plan for the reinvestment of dividends or interest); or
(vi) pay a dividend or make a distribution to all holders of that Reference Security of evidences of its indebtedness or other assets including in the case where the Reference Security is Broadband HOLDRS, any of the securities underlying Broadband HOLDRS that may be distributed by the Broadband HOLDRS Trust, but excluding any stock dividends or distributions referred to in clause
(i) above or any cash dividends other than any Extraordinary Cash Dividend or issuance to all holders of that Reference Security of rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above) (any of the foregoing assets are referred to as the "Distributed Assets" and any of the foregoing events are referred to as the "Dilution Events"). For purposes of provision (vi), if the holder of a Reference Security can elect to receive securities in lieu of cash or property other than securities, then for purposes of provision (vi) the holders of the Reference Security shall be deemed to receive only the securities.

          In the case of the Dilution Events referred to in clauses (i), (ii),
(iii) and (iv) above, the Reference Property shall be adjusted to include the number of units of the Reference Security and/or security of that issuer which a holder of Reference Property as constituted immediately prior to the Dilution Event would have owned or been entitled to receive as a result of that Dilution Event. Each adjustment shall become effective immediately after the effective date for the dividend, distribution subdivision, split, combination or reclassification, as the case may be. Each adjustment shall be made successively.

          In the case of the Dilution Event referred to in clause (v) above, the Reference Property shall be adjusted by multiplying the number of Reference Securities constituting Reference Property immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above by a fraction, (1) the numerator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities offered for subscription or purchase pursuant to the rights or warrants, and (2) the denominator of which shall be the number of Reference Securities outstanding on the date immediately prior to such issuance, plus the number of additional Reference Securities which the aggregate offering price of the total number of Reference Securities so offered for subscription or purchase pursuant to the rights or warrants would purchase at the current market price, determined as the average Closing Price per Reference Security for the 20 Trading Days immediately prior to the date of such rights or warrants are issued, subject to certain adjustments, which shall be determined by multiplying such total number of Reference Securities by the exercise price of the rights or warrants and dividing the product so obtained by the current market price. To the extent that the rights or warrants are not exercised before they expire, or if the rights or warrants are not issued, the Reference Property shall be readjusted to the Reference Property which would then be in effect had such adjustments for the issuance of the rights or warrants been made upon the basis of delivery of only the number of Reference Securities actually delivered under the rights or warrants.

          In the case of the Dilution Event referred to in clause (vi) above, the Reference Property shall be adjusted to include, from and after the dividend, distribution or issuance, for the portion of the Distributed Assets consisting of cash, the amount of such Distributed Assets consisting of cash received on Reference Property as constituted on the date of the dividend, distribution or issuance, plus for the portion of the Distributed Assets which are other than cash, the number or amount of each type of Distributed Assets other than cash received on Reference Property as constituted on the date of the dividend, distribution or issuance.

          An "Extraordinary Cash Dividend" means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends or any other distribution made by the issuer of a Reference Security or made pursuant to an arrangement effecting a distribution of distributable profits or reserves, whether in cash or in specie, on any Reference Security occurring in such 12-month period (or, if the Reference Security was not outstanding at the commencement of such 12-month period or was not then a part of the Reference Property, occurring in such shorter period during which such Reference Security was outstanding and was part of the Reference Property) exceeds on a per share basis 10% of the average of the Closing Prices per share of such Reference Security over such 12-month period (or shorter period during which such Reference Security was outstanding and was part of the Reference Property); provided that, for purposes of the foregoing definition, the amount of cash dividends paid on a per share basis will be appropriately adjusted to reflect the occurrence during such period of any stock dividend or distribution of shares of capital stock of the issuer of such Reference Security or any subdivision, split, combination or reclassification of shares of such Reference Security.

          If the Reference Security is Broadband HOLDRS, the determination as to whether any cash dividend on such Broadband HOLDRS is an Extraordinary Cash Dividend shall be made by examining which of the stocks underlying Broadband HOLDRS is responsible for all or a portion of such cash dividend or distribution on Broadband HOLDRS, and treating each such stock underlying Broadband HOLDRS as if it were a Reference Security only for this purpose and then determining whether such cash dividend would be an Extraordinary Cash Dividend as defined above with respect to such deemed Reference Security.

          A "Reorganization Event" shall mean, (i) any consolidation or merger of an issuer of a Reference Security, or any surviving entity or subsequent surviving entity of that issuer (a "Successor Company"), with or into another entity, other than a merger or consolidation in which such issuer is the continuing corporation and in which the Reference Security outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of such issuer or another corporation, (ii) any sale, transfer, lease or conveyance to another corporation of the property of an issuer of a Reference Security or any Successor Company as an entirety or substantially as an entirety, (iii) any statutory exchange of securities of an issuer of a Reference Security or any Successor Company with another corporation, other than in connection with a merger or acquisition, or (iv) any liquidation, dissolution, winding up or bankruptcy of an issuer of a Reference Security or any Successor Company.

          If a Reorganization Event occurs, the Reference Property shall include: (i) for any cash received in that Reorganization Event, the cash received by a holder of the Reference Property as constituted on the date of the Reorganization Event, (ii) for any property other than cash or securities received in that Reorganization Event, the property received by a holder of the Reference Property as constituted on the date of the Reorganization Event as determined by the Calculation Agent, and (iii) for any securities received in that Reorganization Event, the securities received by a holder of the Reference Property as constituted on the date of the Reorganization Event (subject to adjustment on a basis consistent with the adjustment provisions described above).

          All adjustments will be calculated to the nearest 1/10,000th of a share of the Reference Security, or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share. No adjustment shall be required unless that adjustment would require an increase or decrease of at least one percent in the Closing Price; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          The foregoing adjustments shall be made by MLPF&S, as Calculation Agent, and all adjustments, absent a manifest error, shall be final.

          The Company will, within ten Business Days following the occurrence of an event that requires an adjustment, or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which shall provide notice to the holders of the Callable MITTS Securities of the occurrence of the event and, if applicable, a statement in reasonable detail setting forth the adjusted Closing Price to be used in determining the Ending Value.

General

          This Callable MITTS Security is one of a duly authorized issue of securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended (herein referred to as the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (herein referred to as the "Trustee", which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Callable MITTS Securities, and the terms upon which the Callable MITTS Securities are, and are to be, authenticated and delivered.

          The Company hereby covenants for the benefit of the Holders of the Callable MITTS Securities, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Callable MITTS Securities.

          The Callable MITTS Securities are not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

          In case an Event of Default with respect to any Callable MITTS Securities shall have occurred and be continuing, the amount payable to a Holder of a Callable MITTS Security upon any acceleration permitted by the Callable MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the $10 principal amount and the Supplemental Redemption Amount, if any, calculated assuming the date of early repayment is the Stated Maturity of the Callable MITTS Securities. If the acceleration occurs before the end of the Call Period, the maximum amount payable with respect to the Callable MITTS Securities will be the Call Price.

          In case of default in payment of the Callable MITTS Securities (whether at the Stated Maturity or upon acceleration), from and after the maturity date the Callable MITTS Securities shall bear interest, payable upon
demand of the Holders thereof, at the rate of     % per annum (to the extent
that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Callable MITTS Securities to the date payment of such amount has been made or duly provided for.

          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Callable MITTS Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Callable MITTS Securities at the time Outstanding, as defined in the Indenture, of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Callable MITTS Securities of each series at the time Outstanding, on behalf of the Holders of all Callable MITTS Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Callable MITTS Security shall be conclusive and binding upon such Holder and upon all future Holders of this Callable MITTS Security and of any Callable MITTS Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Callable MITTS Security.

          No reference herein to the Indenture and no provision of this Callable MITTS Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount plus the Supplemental Redemption Amount, if any, with respect to this Callable MITTS Security and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

          As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Callable MITTS Security may be registered on the Security Register of the Company, upon surrender of this Callable MITTS Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Callable MITTS Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The Callable MITTS Securities are issuable only in registered form without coupons in denominations of $10 and integral multiples thereof. This Callable MITTS Security shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Callable MITTS Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Callable MITTS Securities, this Callable MITTS Security shall be exchangeable for Callable MITTS Securities in definitive form of like tenor and of an equal aggregate Principal Amount, in denominations of $10 and integral multiples thereof. Such definitive Callable MITTS Securities shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Callable MITTS Securities are so delivered, the Company may make such changes to the form of this Callable MITTS Security as are necessary or appropriate to allow for the issuance of such definitive Callable MITTS Securities.

          No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

          Prior to due presentment of this Callable MITTS Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Callable MITTS Security is registered as the owner hereof for all purposes, whether or not this Callable MITTS Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

          All terms used in this Callable MITTS Security which are defined in the Indenture but not in this Callable MITTS Security shall have the meanings assigned to them in the Indenture.

          Unless the certificate of authentication hereon has been executed by The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Callable MITTS Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: September   , 2000

CERTIFICATE OF AUTHENTICATION                          Merrill Lynch & Co., Inc.
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Chase Manhattan Bank, as Trustee [Copy of Seal]    By:
                                                                 Treasurer

By:                                                    Attest:
     Authorized Officer                                          Secretary